EXHIBIT 4.45

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated April 24, 2024 (the “Effective Date”), is between Grown Rogue Unlimited, LLC, an Oregon limited liability company (“ Buyer”), and J. Obie Strickler, an individual and resident of the State of Oregon (“Seller”). Buyer and Seller are referred to in this Agreement each as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Canopy Management, LLC, a Michigan limited liability company (“Canopy”), Seller, and the other Members of Canopy entered into that certain Amended and Restated Operating Agreement of Canopy dated January 11, 2023 (the “Operating Agreement”). Capitalized terms used but not defined in this Agreement have the meanings given to them in the Operating Agreement.

B. Seller owns 5.5 Company Units (the “Purchased Units”) of Canopy, which Purchased Units represent a 5.5% Company Interest (together with the Purchased Units, the “Purchased Equity”).

C. Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Purchased Equity, on the terms and subject to the conditions set forth in this Agreement.

The Parties agree as follows:

AGREEMENT

1. Purchase and Sale of Purchased Equity.

1.1 Purchase and Sale of Purchased Equity. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller hereby sells and transfers to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title, and interest in and to the Purchased Equity, including, without limitation, all rights associated with the Purchased Equity, free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”), for the consideration set forth in Section 1.2.

1.2 Purchase Price and Payment. In full consideration for the Purchased Equity, Buyer will pay to Seller $60,000 per Purchased Unit, for an aggregate purchase price of $330,000 (the “Purchase Price”). Buyer will pay the Purchase Price to Seller as follows:

(a) At the Closing, Buyer will pay to Seller an amount equal to $66,000 (the “Upfront Consideration”) in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer in writing.

Purchase Agreement

(b) Buyer will pay the remaining portion of the Purchase Price, being $264,000 (the “ Deferred Consideration”), in 48 equal monthly installments, inclusive of interest thereon at the rate of 5.21%, of $6,104.88 each (each, a “Deferred Payment”). The first Deferred Payment will be due on May 1, 2024, and subsequent Deferred Payments will be due on the first business day of each month thereafter until the Deferred Consideration, including interest thereon at the interest rate set forth above, has been paid in full. Seller acknowledges and agrees that: (i) the Deferred Consideration is solely an unsecured contractual obligation of Buyer, and (ii) Seller’s right to receive the Deferred Consideration shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Canopy or Buyer.

2. Closing; Closing Deliverables.

2.1 Closing. The closing (the “ Closing”) of the transactions contemplated by this Agreement (the “Transactions”) will take place simultaneously with the execution of this Agreement on Effective Date remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the Transactions will be deemed to occur at 12:01 a.m. on the Effective Date.

2.2 Closing Deliverables. At the Closing: (a) Buyer shall deliver to Seller the Upfront Consideration pursuant to Section 1.2(a), and (b) Seller shall deliver to Buyer the assignment of Company Units, in the form attached hereto as Exhibit A, duly executed by Seller.

3. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

3.1 Enforceability. This Agreement has been duly authorized, executed, and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.2 No Conflict; Consents. Seller’s execution, delivery, and performance of this Agreement, and the consummation of the Transactions, do not and will not violate any law applicable to Seller or violate or constitute a breach of any agreement, contract, order, or judgment to which Seller is a party or by which the Purchased Equity is bound. Seller is not required to obtain any consent, approval, waiver, or authorization from any person or entity (including any governmental authority) in connection with Seller’s execution, delivery, and performance of this Agreement and the consummation of the Transactions.

3.3 Legal Proceedings. Seller is not a party to any Action and, to Seller’s knowledge, there is no Action threatened or pending against Seller, (a) relating to or affecting the Purchased Equity; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the Transactions.

3.4 Ownership of Purchased Equity.

(a) As of the Closing, (i) Seller is the sole legal, beneficial, and record owner of, and has good and marketable title to, the Purchased Equity, in each case, free and clear of all Encumbrances, and (ii) the Purchased Equity represents the entire equity interest that Seller owns, directly or indirectly, in Canopy. Immediately following the Closing, Buyer will have good and valid title to the Purchased Equity.

Equity Purchase Agreement

(b) Except for any restrictions under the Operating Agreement, all of which have been waived, Seller has the full and unrestricted right and authority to transfer the Purchased Equity to Buyer. Other than the Operating Agreement, Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Purchased Equity and no person has any right to receive, claim against, or interest in or to any of the Purchased Equity.

3.5 Independent Investigation. Other than the representations and warranties expressly made by Buyer in this Agreement or any Schedule, Seller is not relying on any representation or warranty made by or on behalf of Buyer with respect to the Transactions, including with respect to the value of the Purchased Equity. Seller has had the opportunity to investigate, and is familiar with, the financial condition of Canopy. Notwithstanding anything to the contrary in the Operating Agreement, Seller expressly confirms that the Purchase Price (a) constitutes fair and adequate consideration for the Purchased Equity and (b) is, and shall be deemed to be, based on the “Agreed Value” of Canopy. Seller shall not assert, and hereby waives, any claim Seller may have based on the determination of the Purchase Price, including the valuation of Canopy upon which the Purchase Price was based.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

4.1 Enforceability. This Agreement has been duly authorized, executed, and delivered by Buyer and, assuming due authorization, execution, and delivery by Seller, constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2 No Conflict; Consents. Buyer’s execution, delivery, and performance of this Agreement, and the consummation of the Transactions, do not and will not violate any law applicable to Buyer or violate or constitute a breach of any agreement, contract, order, or judgment to which Buyer is a party. Buyer is not required to obtain any consent, approval, waiver, or authorization from any person or entity (including any governmental authority) in connection with Buyer’s execution, delivery, and performance of this Agreement or the consummation of the Transactions.

4.3 Legal Proceedings. Buyer is not a party to any Action and, to Buyer’s knowledge, there is no Action threatened or pending against Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the Transactions.

4.4 Investment Purposes. Buyer is acquiring the Purchased Equity solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Equity is not registered under the Securities Act of 1933, as amended (the “Securities Act ”), or any state securities laws, and that the Purchased Equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Equity Purchase Agreement

4.5 No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

5. Other Matters.

5.1 Cessation of Membership. Effective as of the Closing, Seller will cease to be, and will have no further rights under the Operating Agreement or the Michigan Limited Liability Company Act as, a member of Canopy.

5.2 Release. Except for claims arising from or related to this Agreement, Seller hereby releases Canopy, Buyer, each of their affiliates, and each of their and their affiliates’ shareholders, members, directors, managers, officers, employees, agents, and representatives (each, a “Buyer Released Party”), from any and all actions, suits, claims, demands, damages, liabilities and controversies of any kind whatever, known or unknown, suspected or unsuspected, fixed or contingent, which Seller now has, ever had, or may hereafter have or claim to have against a Buyer Released Party, including with respect to the valuation of the Purchased Equity. Additionally, Seller will not initiate any legal action against any Buyer Released Party with respect to any such released claim.

5.3 Future Cooperation. The Parties will: (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, in each case, as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

5.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

5.5 Survival All representations, warranties, and covenants made in this Agreement will survive the execution of this Agreement and the consummation of the Transactions.

6. Miscellaneous.

6.1 Interpretation. Headings contained in this Agreement are for reference purposes only. The words "includes" and "including" will be deemed to be followed by the phrase "without limitation." Each Party has had the opportunity to have this Agreement reviewed by its attorney. Therefore, no rule of construction or interpretation that disfavors the Party drafting this Agreement or any of its provisions will apply to the interpretation of this Agreement. Instead, this Agreement will be interpreted according to the fair meaning of its terms.

6.2 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the written consent of the other Party. Nothing in this Agreement, express or implied, is intended to create any third-party beneficiary.

Equity Purchase Agreement

6.3 Governing Law. This Agreement will be interpreted under the laws of the State of Michigan, without regard to its conflicts of laws principles.

6.4 Invalidity. Should any provision of this Agreement be determined by any court or arbitrator to be illegal or invalid, the court or arbitrator will reform such provision to the least and narrowest extent necessary to render it legal and valid, and will then enforce such reformed provision.

6.5 Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the Parties with respect to its subject matter and supersedes any and all prior understandings and agreements, whether written or oral, between the Parties with respect to its subject matter. This Agreement may be amended only in a writing executed and delivered by both Parties.

6.6 Waiver of Defense. Each Party agrees that this Agreement’s invalidity for public policy reasons and/or its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Agreement. Each Party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Agreement.

6.7 Counterparts; Delivery. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000), or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

Equity Purchase Agreement

The Parties have executed this Agreement as of the Effective Date.

BUYER:	GROWN ROGUE UNLIMITED, LLC

By:
	Name:	J. Obie Strickler
	Title:	Manager

SELLER:
J. Obie Strickler

Equity Purchase Agreement

Signature Page

EXHIBIT A

Form of Assignment of Company Units

ASSIGNMENT OF COMPANY UNITS

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, J. Obie Strickler (“Assignor”), hereby assigns and transfers to Grown Rogue Unlimited, LLC, an Oregon limited liability company (“Assignee”), any and all interest Assignor has in and to 5.5 Company Units (the “Units”) of Canopy Management, LLC, a Michigan limited liability company (“Company”), including, without limitation, the Company Interest represented by, and all rights associated with, the Units, standing in Assignor’s name on the books of the Company, and does hereby irrevocably constitute and appoint the Manager of the Company to transfer the Units on the books of the Company with full power of substitution in the premises.

Dated: April 24, 2024

J. Obie Strickler

A-1

MIPA_Canopy_Strickler

Final Audit Report 2024-04-24

Created:	2024-04-24
By:	Jake Wooten (jakewooten@grownrogue.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAhM0BQVepD_J3XTfSURfTrGZOgWQBih2l

"MIPA_Canopy_Strickler" History

Document created by Jake Wooten (jakewooten@grownrogue.com)
2024-04-24 - 6:47:37 PM GMT

Document emailed to J. Obie Strickler (obie@grownrogue.com) for signature
2024-04-24 - 6:47:41 PM GMT

Email viewed by J. Obie Strickler (obie@grownrogue.com)
2024-04-24 - 7:18:43 PM GMT

Document e-signed by J. Obie Strickler (obie@grownrogue.com)
Signature Date: 2024-04-24 - 7:20:15 PM GMT - Time Source: server

Agreement completed.
2024-04-24 - 7:20:15 PM GMT

Adobe Acrobat Sign